Consent of Independent Registered Public Accounting Firm

We  consent  to  the  inclusion  in  this  Registration  Statement  on  Form  S-1/A  (Amendment  No.  1  to

SEC  File  333-223604)  as  filed  with  the  SEC  of  our  audit  report  dated  December  14,  2017,  with respect  to  the  balance  sheets  of  Sauer  Energy,  Inc.  as  of  August  31,  2017  and  August  31,  2016,

and the related statements of operations, stockholders’ equity, and cash flows for the periods then ended. Our report dated December 14, 2017, relating to the aforementioned financial statements,

includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Fruci & Associates II, PLLC

June 4, 2018